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                                                                       EXHIBIT 5

                      [LETTERHEAD OF SULLIVAN & CROMWELL]

                                                                February 7, 2000

Dime Bancorp, Inc.,
     589 Fifth Avenue,
          New York, New York 10017.

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 54,366,259 shares (the "Securities") of Common Stock, par value $0.01 per share, of Dime Bancorp, Inc., a Delaware corporation (the "Company"), and the related preferred stock purchase rights (the "Rights") to be issued pursuant to the Stockholder Protection Rights Agreement, dated as of October 20, 1995 (the "Rights Agreement"), between the Company and First National Bank of Boston, as Rights Agent, issuable under the Agreement and Plan of Merger, dated as of September 15, 1999 and amended and restated on December 27, 1999, (the "Merger Agreement"), between Hudson United Bancorp and the Company, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

          (1) When the registration statement relating to the Securities and the Rights (the "Registration Statement") has become effective under the Act and the Securities to be issued under the Merger Agreement have been duly issued and delivered as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

          (2) When the Registration Statement has become effective under the Act and the Securities have been validly issued and delivered as contemplated by the Registration Statement, the Rights attributable to the Securities will be validly issued.

     In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We have relied as to certain matters on information obtained from public officials, officers and counsel for the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Dime United Common Stock" in the Proxy Statement/ Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ SULLIVAN & CROMWELL